Exhibit 10.1

EXICURE, INC.
June __, 2020

[Name]
[Address]

Re: Exicure, Inc. (the “Company”)
Dear [Name]:
Reference is hereby made to that [Employment Agreement/Amended and Restated Employment Agreement], dated as of [_______], by and between you and the Company related to your employment as [title] (the “Original Employment Agreement”). Capitalized terms used and not defined herein shall have the meanings ascribed to such terms in the Original Employment Agreement.
This side letter (“Side Letter”) will serve to confirm certain amendments and supplementary provisions that we have agreed to with respect to the Original Employment Agreement. Accordingly, the parties have agreed as follows:

1.	Amendment to Section 4(d). Section 4(d) of the Original Employment Agreement is hereby replaced in its entirety as follows:
Termination without Cause or for Good Reason in Connection with a Change in Control. If Executive’s employment hereunder shall be terminated by the Company without Cause, or by Executive for Good Reason, in either case within 12 months following a Change in Control then, in addition to the payments and benefits described in Section 4(b) and subject to Executive’s execution and non-revocation of the release contemplated in Section 4(f) of this Agreement and Executive’s continuing compliance with the [CEO, CFO: Non-Competition Agreement/ COO: the Confidentiality and Work Product Assignment Agreement] (as defined below):
(i)The Company shall pay Executive continuation of [_______] ([_______])1 months (“Benefit Period”) of Executive’s annual Base Salary, as in effect immediately prior to Executive’s termination of employment hereunder, payable during the 6-month period following Executive’s termination of employment in the form of salary continuation in accordance with the Company’s normal payroll practices;
(ii)    The Company shall pay Executive an annual cash bonus equal to Executive’s annual target bonus as set forth in Section 3(b) of the Original Employment Agreement for the year in which the termination of employment occurs, payable at the same time as annual cash bonuses are paid to senior management;
(iii)    All equity awards, to the extent outstanding as of immediately prior to such termination, will be (or will be deemed to have been) fully vested and exercisable as of immediately prior to the latter of: (1) the date of termination and (2) the date of the Change in Control;
(iv)    If the Executive timely elects to receive continued coverage under the Company’s group health care plan pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), the Company shall pay the employer portion of applicable COBRA

___________________________
1 NTD: CEO: 18 months, COO and CFO: 15 months

premium payments for the Executive’s and, as applicable, Executive’s dependents’, continued health coverage under such plan (as in effect or amended from time to time) (the “COBRA Subsidy”) until the earlier of: (1) [_______] ([_______])2 months following the Executive’s termination of employment, or (2) the date upon which the Executive obtains or becomes eligible for other health care coverage from a new employer or otherwise (such period referred to as the “COBRA Subsidy Period”). The Executive shall promptly inform the Company in writing when Executive obtains or becomes eligible for any such other health care coverage. The Executive shall be responsible for paying a share of such COBRA premiums during the COBRA Subsidy Period at active employee rates as in effect from time to time, and shall be responsible for the full unsubsidized costs of such COBRA coverage thereafter.
2.    [For CEO and CFO]: Amendment to Section 4(e). Section 4(e) of the Original Employment Agreement is hereby deleted in its entirety. COO: This paragraph intentionally left blank.]
3.    The Company and the Executive further agree that this Side Letter does not constitute grounds for “Good Reason” pursuant Section [For CEO and CFO]: 4(h)/ for COO: 4(g)] of the Original Employment Agreement, or otherwise constitute any trigger for the Company’s payment of any severance or other benefits to Executive pursuant to Sections 4(c) or 4(d) of the Original Employment Agreement.
4.    The Executive will continue to abide by Company rules and policies. Executive acknowledges and agrees to continue to comply with the [CEO, CFO: Non-Competition Agreement/ COO: the Confidentiality and Work Product Assignment Agreement], which Executive signed on [date] and which prohibits unauthorized use or disclosure of the Company’s proprietary information, among other obligations.
5.    Except as modified or amended in this Side Letter, no other term or provision of the Original Employment Agreement is amended or modified in any respect. The Original Employment Agreement, and its exhibits, along with this Side Letter, set forth the entire understanding between the parties with regard to the subject matter hereof and supersedes any prior oral discussions or written communications and agreements. This Side Letter cannot be modified or amended except in writing signed by the Executive and an authorized officer of the Company.
Please sign below to indicate your agreement with the foregoing.
[Signature page follows]

___________________________
2 NTD: CEO: 18 months, COO and CFO: 15 months

Very truly yours,
EXICURE, INC.

By: ____________________________________
Name: Timothy P. Walbert
Title: Chairman of the Board of Directors

ACCEPTED AND AGREED
AS OF THE DATE
FIRST WRITTEN ABOVE:

________________________________
[Name]